As filed with the Securities and Exchange Commission on June 16, 2023

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-3

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

FUSION PHARMACEUTICALS INC.

(Exact name of registrant as specified in its charter)

Canada	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

270 Longwood Road South

Hamilton, Ontario, Canada, L8P 0A6

(289) 799-0891

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Maria Stahl

Chief Legal Officer

Fusion Pharmaceuticals US Inc.

Two International Place, Suite 2310

Boston, Massachusetts 02110

(617) 420-5698

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Mitch Bloom

William Magioncalda

Goodwin Procter LLP

100 Northern Avenue

Boston, Massachusetts 02210

(617) 570-1000

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earliest effective registration statement for the same offering:  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders named in this prospectus may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED JUNE 16, 2023

PRELIMINARY PROSPECTUS

4,784,689 Common Shares

Offered by the Selling Shareholders

This prospectus relates to the proposed resale or other disposition by the selling shareholders identified in this prospectus of up to an aggregate of 4,784,689 common shares, no par value, of Fusion Pharmaceuticals Inc. The common shares being offered were issued and sold to the selling shareholders in a private placement, or the May 2023 Private Placement, pursuant to a purchase agreement, dated May 10, 2023, by and among Fusion Pharmaceuticals Inc. and the selling shareholders.

The registration of the common shares covered by this prospectus does not mean that the selling shareholders will offer or sell all or any of the shares. Common shares offered hereby by the selling shareholders, or their pledgees, donees, transferees or other successors in interest, may be sold from time to time directly or indirectly through one or more underwriters, broker-dealers or agents, and in one or more public or private transactions. The common shares may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions. The timing and amount of any sale is within the sole discretion of the selling shareholders, subject to certain restrictions. See the section entitled “Plan of Distribution” for more information.

We will not receive any proceeds from any sale of common shares by the selling shareholders. We have agreed, pursuant to a registration rights agreement, to bear the expenses in connection with the registration of the common shares to be offered by this prospectus by the selling shareholders other than any underwriting discounts and commissions or transfer taxes, if any, relating to the sale of common shares, which will be borne by the selling shareholders.

We may amend or supplement this prospectus from time to time by filing amendments or supplements as required. You should read the entire prospectus and any amendments or supplements carefully before you make your investment decision.

We are an “emerging growth company” and “smaller reporting company” under applicable Securities and Exchange Commission rules and, as such, have elected to comply with certain reduced public company disclosure requirements for this prospectus and future filings.

Our common shares are traded on the Nasdaq Global Select Market, or Nasdaq, under the symbol “FUSN.” On June 15, 2023, the last reported sales price for our common shares was $4.64 per share.

Investing in our common shares involves a high degree of risk. Before making an investment decision, please read the information under the heading “Risk Factors” beginning on page 10 of this prospectus and in the documents incorporated by reference into this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2023

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the U.S. Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration process. Under this shelf registration process, the selling shareholders may, from time to time, sell the common shares described in this prospectus in one or more offerings.

Neither we, nor the selling shareholders, have authorized anyone to give any information or to make any representation other than those contained or incorporated by reference in this prospectus. You must not rely upon any information or representation not contained or incorporated by reference in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, our common shares only in jurisdictions where it is lawful to do so. This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any shares other than the registered shares to which it relates, nor does this prospectus constitute an offer to sell or the solicitation of an offer to buy shares in any jurisdiction to any person to whom it is unlawful to make such offer or solicitation in such jurisdiction. You should not assume that the information contained in this prospectus is accurate on any date subsequent to the date set forth on the front of the document or that any information we have incorporated by reference is correct on any date subsequent to the date of the document incorporated by reference, even though this prospectus is delivered or shares are sold on a later date. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus incorporates by reference market data and industry statistics and forecasts that are based on independent industry publications and other publicly available information. Although we believe these sources are reliable, and are responsible for accuracy of such data and statistics, we do not guarantee the accuracy or completeness of this information and we have not independently verified this information. In addition, the market and industry data and forecasts that may be included or incorporated by reference in this prospectus may involve estimates, assumptions and other risks and uncertainties and are subject to change based on various factors, including those discussed under the heading “Risk Factors” contained in this prospectus, and under similar headings in other documents that are incorporated by reference into this prospectus. Accordingly, investors should not place undue reliance on this information.

A prospectus supplement may add to, update or change the information contained in this prospectus. You should read both this prospectus and any applicable prospectus supplement together with additional information described below under the heading “Where You Can Find Additional Information.”

In this prospectus, unless the context otherwise requires, the terms “Fusion,” the “Company,” “we,” “us,” and “our” refer to Fusion Pharmaceuticals Inc. and its and its subsidiaries, taken as a whole, unless otherwise noted. “Fusion” and all product candidate names are our common law trademarks. This prospectus and the information incorporated herein by reference contains additional trade names, trademarks and service marks of other companies, which are the property of their respective owners. We do not intend our use or display of other companies’ trade names, trademarks or service marks to imply a relationship with, or endorsement or sponsorship of us by, these other companies.

Unless the context otherwise indicates, the term “securities” refers to the common shares offered by this prospectus.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and documents incorporated by reference herein and therein contain “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, or the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, or the Exchange Act. These forward-looking statements involve a number of risks and uncertainties. We caution readers that any forward-looking statement is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking statement. These statements are based on current expectations of future events.

Such statements include, but are not limited to, statements about:

•	our estimates regarding our expenses, future revenues, anticipated future capital requirements and our need to raise additional funds;

•	our status as a development-stage company and our expectation to incur losses in the future;

•	our ability to enroll patients and volunteers in clinical trials, timely and successfully complete those trials and receive necessary regulatory approvals;

•	the timing, progress and receipt of data from our ongoing and planned clinical trials of our product candidates and the potential use of those candidates to treat various indications;

•	our ability to acquire sufficient actinium-225 and build a pipeline of product candidates and develop and commercialize drugs;

•	our unproven approach to therapeutic intervention;

•	our expectations regarding the potential safety, efficacy or clinical utility of our product candidates;

•	the impact of the ongoing COVID-19 pandemic on our business, operations and financial condition;

•	our ability to establish our own manufacturing facilities and to receive or manufacture sufficient quantities of our product candidates;

•	our ability to protect and enforce our intellectual property rights;

•	federal, state, and foreign regulatory requirements, including the U.S. Food and Drug Administration, or the FDA, regulation of our product candidates;

•	the timing of clinical trials and the likelihood of regulatory filings and approvals;

•	our ability to obtain and retain key executives and attract and retain qualified personnel;

•	our ability to successfully manage our growth; and

•	developments relating to our competitors and our industry.

Any statements about our expectations, beliefs, plans, objectives, assumptions or future events or performance are not historical facts and may be forward-looking. You can find many of these statements by looking for words like “believes,” “expects,” “anticipates,” “estimates,” “may,” “might,” “should,” “will,” “could,”, “should,” “plans,” “intends,” “projects,” “predicts,” “potential,” “continue,” “seek” or similar expressions, or the negative of these terms, in this prospectus and the documents incorporated by reference herein and therein and any free writing prospectus. We intend that such forward-looking statements be subject to the safe harbors created thereby. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this prospectus, and in particular those factors referenced in the section “Risk Factors.”

These forward-looking statements are based on the current beliefs and expectations of our management and are subject to significant risks and uncertainties. If underlying assumptions prove inaccurate or unknown risks or uncertainties materialize, actual results may differ materially from current expectations and projections. Factors that might cause such a difference include those discussed in our most recent Annual Report on Form 10-K and any subsequent Quarterly Report on Form 10-Q, as well as those discussed in this prospectus and in the documents incorporated by reference into this prospectus. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date made. We anticipate that subsequent events and developments will cause our views to change. However, while we may elect to update these forward-looking statements at some point in the future, we have no current intention of doing so except to the extent required by applicable law. You should, therefore, not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this prospectus.

All subsequent written or oral forward-looking statements attributable to us or any person acting on our behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. We do not undertake any obligation to release publicly any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events, except as may be required under applicable U.S. securities law. If we do update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

PROSPECTUS SUMMARY

Company Overview

We are a clinical-stage oncology company focused on developing next-generation radiopharmaceuticals as precision medicines. We have developed our Targeted Alpha Therapies, or TAT, platform to enable us to connect alpha particle emitting isotopes to various targeting molecules to selectively deliver the alpha particle payloads to tumors. Our TAT platform is underpinned by our ability to radiolabel various classes of targeting molecules (including antibodies, small molecules and peptides), our research and insights into the underlying chemistry and biology of alpha emitting radiopharmaceuticals, our differentiated capabilities in target identification, candidate generation, manufacturing and supply chain, our proprietary Fast-ClearTM linker technology used in conjunction with antibody-based targeting molecules, and development of imaging diagnostics. We believe that our TATs have the potential to build on the successes of currently available radiopharmaceuticals and be broadly applicable across multiple targets and tumor types.

Radiopharmaceuticals are drugs that contain medical isotopes, which are unstable elements that emit radiation and can be used to diagnose and treat cancers. To create targeted radiopharmaceuticals, radiation emitting medical isotopes are typically attached to targeting molecules, which are then administered via intravenous injection. Once administered, the radiopharmaceuticals selectively target tumor antigens that are unique to, or preferentially expressed on, cancer cells throughout the body. There are two main classes of therapeutic radiopharmaceuticals, which differ based on the types of particles that are emitted—those based on beta emitting isotopes and those based on alpha emitting isotopes. Beta emitting isotopes damage cancer cells primarily by creating free radicals that in turn damage cellular machinery and cause single-strand DNA breaks. In contrast, alpha particles cause greater physical damage to cancer cells than beta particles, including multiple double-strand DNA breaks, which are highly lethal to cancer cells. Alpha particles are larger and have higher linear energy transfer than beta particles. This allows alpha particles to deposit a greater amount of tumor-killing energy over a short distance as they travel approximately one to three cells, compared to the relatively long distance of up to 12 mm for beta particles, allowing alpha particles to cause damage to cancer cells in close proximity while reducing off-target radiation exposure.

We are leveraging our proprietary TAT platform to build on the successes of currently available radiation therapies and create the next generation of radiopharmaceuticals. Our TATs are comprised of several components: (i) a targeting molecule, such as an antibody, small molecule, peptide or other delivery vehicle, that is designed to selectively target antigens that are unique to, or preferentially expressed on, cancer cells throughout the body; (ii) the alpha emitting medical isotope actinium-225, or 225Ac, designed to kill cancer cells; and (iii) in the case of antibodies, our proprietary Fast-Clear linker that attaches the targeting molecule to the radioactive payload. Our Fast-Clear linker has shown in preclinical studies the differentiated ability to promote enhanced clearance of the non-tumor localized 225Ac payload without sacrificing the uptake of 225Ac into the tumor, which we believe will improve tolerability and widen the therapeutic window of our antibody product candidates.

We believe that our TAT platform, strategy and product candidates, if approved, could provide several potential advantages over currently available approaches, including:

•	enhanced tumor-killing power by using alpha particle radiation;

•	ability to pursue various differentiated cancer targets employing a range of different classes of targeting molecules;

•	broad applicability across multiple tumor types;

•	focus on areas of high unmet medical need;

•	increased tolerability and therapeutic window associated with our Fast-Clear linker;

•	exploitation of multiple mechanisms of action, including direct DNA damage and an alpha particle-mediated enhanced anti-tumor immune response; and

•	established manufacturing and supply chain expertise and infrastructure.

Our most advanced product candidate, FPI-2265, is a Phase 2 program acquired from RadioMedix, Inc., or RadioMedix, in February 2023 that targets prostate-specific membrane antigens, or PSMA, using actinium-225, or 225Ac. PSMA is a protein that is commonly found on the surface of normal prostate cells but is found in higher amounts on prostate cancer cells, as well as in lower amounts in other tissues, such as the small intestine and salivary glands. PSMA drives cancer invasion and metastases and is expressed in over 80% of men with prostate cancer, with higher PSMA expression being correlated to worse outcomes.

Pluvicto, a lutetium-177, or 177Lu, PSMA-targeted therapy, is currently a U.S. Food and Drug Administration, or FDA, approved radiopharmaceutical-based therapy to treat patients with metastatic castration resistant prostate cancer, or mCRPC. There are no alpha emitting PSMA-targeted radiopharmaceuticals currently approved by the FDA for the treatment of mCRPC. We believe that the challenges associated with producing and securing a supply of 225Ac have proven to be a barrier for the clinical advancement of PSMA-targeted alpha emitting therapies and, as a result, the majority of programs evaluating PSMA-targeted radiopharmaceuticals currently in development utilize a beta particle emitter.

Recent data from over 250 patients treated in investigator sponsored trials with 225Ac-PSMA agents, including both patients previously treated with 177Lu-PSMA radiopharmaceuticals (approximately 100 patients) and 177Lu-PSMA radiopharmaceutical therapy naïve patients, have shown compelling clinical data and biochemical response rates (including PSA50, the percentage of participants who had a prostate-specific antigen, or PSA, decline of at least 50 percent from baseline) and a tolerability profile that we believe supports further development of an 225Ac-based PSMA-targeted therapy. We believe our access to 225Ac and expertise developing alpha therapies provides an opportunity for us to begin treating patients refractory to lutetium-based PSMA therapies as well as an opportunity to move to earlier lines of therapy both as a monotherapy and in combination with other agents. Upon transfer of the investigational new drug application, or IND, from RadioMedix to us, we intend to expand the Phase 2 clinical trial across multiple sites. We expect to report preliminary data for the first 20-30 patients in this study, including safety and efficacy data, in the first quarter of 2024.

Our second most advanced product candidate, FPI-1434, utilizes our Fast-Clear linker to connect a humanized monoclonal antibody that targets the insulin-like growth factor 1 receptor, or IGF-1R, with 225Ac. We are currently evaluating FPI-1434 as a monotherapy in the dose escalation portion of a Phase 1 clinical trial in patients with IGF-1R positive solid tumors to assess its safety, tolerability and pharmacokinetics as well as to identify the recommended Phase 2 dose. As part of the screening process, patients are administered the imaging analogue of FPI-1434, which utilizes the same linker and targeting molecule, but replaces 225Ac with the radioactive isotope indium-111, or 111In, and only those patients who meet predefined tumor uptake and dosimetry, and show organ radiation exposure within the limits of established standards for normal organ radiation tolerability, are advanced into the trial. In our ongoing Phase 1 trial, we are exploring various dosing levels of FPI-1434 in two dosing regimens: one with FPI-1434 alone, and another in which a small dose of cold antibody (naked IGF-1R antibody without the isotope) is administered prior to the imaging analogue and prior to each dose of FPI-1434. We are exploring the impact of administering the cold IGF-1R antibody prior to the imaging analogue and prior to each dose of FPI-1434 on the biodistribution, safety and tumor uptake. We refer to this dosing regimen as the “cold/hot” dosing regimen; we refer to the dosing regimen of FPI-1434 without pre-administration of the cold antibody as the “hot only” dosing regimen. The introduction of this “cold/hot” dosing regimen resulted, in part, from a cold antibody sub-study, or CASS, that was performed as part of the Phase 1 study, whereby a small amount of cold IGF-1R antibody was administered prior to administration of the imaging analogue only. In the CASS we treated five (5) patients at doses of 0.5 mg/kg and/or 1.5 mg/kg of cold IGF-1R antibody and saw, in general, an improved lesion uptake in most patients who received the cold IGF-1R antibody pre-administration and the lesion uptake was independent of anatomic location (including bone, mediastinum, lung, liver, and lymph nodes). Results at 0.5 mg/kg were generally more favorable than the 1.5 mg/kg dose of cold antibody. Imaging with the pre-administration of the cold antibody was well tolerated. As a result of the CASS data, we are prioritizing the cold/hot dosing regimen over the hot only dosing regimen. We are currently prioritizing patient enrollment into the “cold/hot” dosing regimen. We anticipate reporting Phase 1 molecular imaging, safety, and pharmacokinetics for both the “hot only” and “cold/hot” dosing regimens in June 2023. We expect to report the data across all dose escalation cohorts, including the first cohort of the “cold/hot” dosing regimen, which began after the “hot only” dosing regimen and the completion of the CASS.

In preclinical studies, FPI-1434 has been evaluated in combination with approved checkpoint inhibitors and DNA damage response inhibitors, or DDRis, such as poly (ADP-ribose) polymerase, or PARP, inhibitors. Based on preclinical data, we believe that the synergies observed with either class of agent could expand the addressable patient populations for FPI-1434 and allow for potential use in earlier lines of treatment. We anticipate initiation of a Phase 1 combination study with FPI-1434 and KEYTRUDA® (pembrolizumab) to occur six to nine months following determination of the recommended Phase 2 dose of FPI-1434 monotherapy in connection with a collaboration agreement executed in May 2021 with Merck.

We submitted INDs to the FDA for FPI-1966 and FPI-1967, the imaging analogue, for the treatment of cancers including head and neck and bladder cancers expressing fibroblast growth factor receptor 3, or FGFR3, in the second quarter of 2021 and announced FDA clearance of the INDs in July 2021. The Phase 1, non-randomized, open-label clinical trial of FPI-1966 in patients with solid tumors expressing FGFR3, intended to investigate safety, tolerability and pharmacokinetics and to establish the recommended Phase 2 dose, has been initiated with study sites open to patient recruitment. We dosed the first patient in August 2022. In May 2023, we ceased further clinical development of FPI-1966 as a result of a portfolio prioritization decision.

In November 2020, we announced a strategic collaboration agreement with AstraZeneca UK Limited, or AstraZeneca, to jointly discover, develop and commercialize next-generation alpha-emitting radiopharmaceuticals and combination therapies for the treatment of cancer. Under the terms of the collaboration agreement, we and AstraZeneca will jointly discover, develop and commercialize up to three novel TATs, which will utilize Fusion’s Fast-Clear linker technology platform with antibodies in AstraZeneca’s oncology portfolio. In January 2022, we announced the nomination of the first TAT candidate under the strategic collaboration agreement, a bispecific antibody owned by AstraZeneca radiolabeled with 225Ac utilizing our Fast-Clear linker technology, which we refer to as FPI-2068. FPI-2068 is a TAT designed to deliver 225Ac to various solid tumors that express epidermal growth factor receptor, or EGFR, and mesenchymal epithelial transition factor, or cMET. EGFR and cMET are both validated targets that are co-expressed in multiple tumor types, including head and neck squamous cell carcinoma, non-small cell lung cancer, colorectal cancer, and pancreatic ductal adenocarcinoma. In April 2023, we announced the clearance of INDs for FPI-2068 and its corresponding imaging analogue, FPI-2107, by the FDA. We plan to provide additional guidance on timelines for the FPI-2068 program following initial experience with patient screening in order to better predict the cadence of patient enrollment. In addition, we and AstraZeneca will exclusively explore up to five combination strategies involving our existing assets, including our FPI-1434 product candidate, and AstraZeneca therapeutics, for the treatment of various cancers. Each party will retain full rights to their respective assets.

In April 2021, we entered into an asset purchase agreement with Ipsen Pharma SAS, or Ipsen, to acquire Ipsen’s intellectual property and assets related to IPN-1087. IPN-1087 is a small molecule targeting neurotensin receptor 1, or NTSR1, a protein expressed on multiple solid tumor types. Using our TAT platform, we combined IPN-1087 with 225Ac to create an alpha-emitting radiopharmaceutical, FPI-2059, targeting solid tumors expressing NTSR1, including neuroendocrine differentiated prostate cancer, and colorectal, gastric and pancreatic cancers. The

FDA cleared our IND for FPI-2059 and the corresponding imaging analogue, FPI-2058, in June 2022. Study initiation activities are ongoing in a Phase 1, non-randomized, open-label clinical trial of FPI-2059 in patients with solid tumors expressing NTSR1, intended to investigate safety, tolerability and pharmacokinetics and to establish the recommended Phase 2 dose. We plan to provide guidance on timelines for the FPI-2059 program following site activations and initial experience with patient screening and patient enrollment.

In January 2022, we entered into two separate strategic research collaborations to discover novel, peptide-based radiopharmaceuticals for the treatment of various solid tumors. Under the agreements, Fusion has global rights to develop and commercialize any peptides discovered under either collaboration.

Recent Developments

Securities Purchase Agreement

On May 10, 2023, we entered into a Securities Purchase Agreement, or the Purchase Agreement, with the purchasers named therein, or the Investors. Pursuant to the Purchase Agreement, we agreed to sell an aggregate of 4,784,689 of our common shares, or the PIPE Shares, no par value per share, at a purchase price equal to $4.18 per share, to the Investors in the May 2023 Private Placement for aggregate gross proceeds of approximately $20 million.

Registration Rights Agreement

On May 10, 2023, in connection with the Purchase Agreement, we entered into a Registration Rights Agreement, or the Registration Rights Agreement, with the Investors. Pursuant to the Registration Rights Agreement, we agreed to prepare and file a registration statement with the Securities and Exchange Commission, or the SEC, within 45 calendar days after the closing of the May 2023 Private Placement for purposes of registering the resale of the PIPE Shares and any common shares issued or issuable as a dividend or other distribution with respect to the PIPE Shares. We agreed to use our commercially reasonable efforts to cause this registration statement to be declared effective by the SEC by the earlier of to occur of (i) the sixtieth (60th) calendar day following the filing of the registration statement (or, in the event the SEC reviews and has written comments to the registration statement, the ninetieth (90th) calendar day following the filing of the registration statement) and (ii) five (5) business days after the SEC informs us (whether in writing or orally) that no review of the registration statement will be made or that the SEC has no further comments on such registration statement.

We have also agreed, among other things, to indemnify the Investors, their officers, directors, members, employees and agents, successors and assigns under the registration statement from certain liabilities and to pay all fees and expenses (excluding any legal fees of the selling holder(s), and any underwriting discounts and selling commissions) incident to our obligations under the Registration Rights Agreement.

The registration statement of which this prospectus is a part relates to the offer and resale of the PIPE Shares issued to the Investors pursuant to the Purchase Agreement. When we refer to the selling shareholders in this prospectus, we are referring to the Investors named in this prospectus as the selling shareholders and, as applicable, any donees, pledgees, assignees, transferees or other successors-in-interest selling the PIPE Shares received after the date of this prospectus from the selling shareholders as a gift, pledge, or other non-sale related transfer.

Company Information

We were incorporated in December 2014 under the Canada Business Corporations Act. Our principal executive offices are located at 270 Longwood Road South Hamilton, Ontario, Canada, L8P 0A6, and our

telephone number is (289) 799-0891. We have one wholly-owned subsidiary, Fusion Pharmaceuticals US Inc. Our website address is www.fusionpharma.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Implications of Being an Emerging Growth Company and a Smaller Reporting Company

We are an “emerging growth company,” as defined in the Jumpstart Our Business Startups Act, or the JOBS Act, enacted in April 2012. For so long as we remain an emerging growth company, we are permitted and intend to rely on certain exemptions from various public company reporting requirements, including not being required to include an attestation report on internal control over financial reporting issued by our independent registered public accounting firm pursuant to Section 404(b) of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and any golden parachute payments not previously approved. In particular, in this prospectus, we have not included or incorporated by reference all of the executive compensation-related information that would be required if we were not an emerging growth company. Accordingly, the information contained herein may be different than the information you receive from other public companies in which you hold stock.

We will cease to be an emerging growth company on the date that is the earliest of (i) the last day of the fiscal year in which we have total annual gross revenues of $1.235 billion or more, (ii) the last day of our fiscal year following the fifth anniversary of the date of the closing of our IPO, (iii) the date on which we have issued more than $1.0 billion in nonconvertible debt during the previous three years or (iv) the date on which we are deemed to be a large accelerated filer under the rules of the Securities and Exchange Commission.

In addition, the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. This provision allows an emerging growth company to delay the adoption of some accounting standards until those standards would otherwise apply to private companies. We have elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date we (i) are no longer an emerging growth company or (ii) affirmatively and irrevocably opt out of the extended transition period provided in the JOBS Act. As a result, we are not subject to the same new or revised accounting standards as other public companies that are not emerging growth companies and our financial statements may not be comparable to other public companies that comply with new or revised accounting pronouncements as of public company effective dates. We may choose to early adopt any new or revised accounting standards whenever such early adoption is permitted for private companies.

We are also a “smaller reporting company” meaning that the market value of our shares held by non-affiliates is less than $700 million and our annual revenue was less than $100 million during our most recently completed fiscal year. We may continue to be a smaller reporting company if either (i) the market value of our shares held by non-affiliates is less than $250 million or (ii) our annual revenue was less than $100 million during the most recently completed fiscal year and the market value of our shares held by non-affiliates is less than $700 million. If we are a smaller reporting company at the time we cease to be an emerging growth company, we may continue to rely on exemptions from certain disclosure requirements that are available to smaller reporting companies. For so long as we remain a smaller reporting company, we are permitted and intend to rely on exemptions from certain disclosure and other requirements that are applicable to other public companies that are not smaller reporting companies.

THE OFFERING

Common Shares Offered by the Selling Shareholders	4,784,689 common shares.

Use of Proceeds	We will not receive any of the proceeds from the sale of the common shares covered by this prospectus.

Nasdaq Symbol	FUSN.

Offering Price	The selling shareholders may offer the common shares offered by this prospectus at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

Risk Factors	You should read the “Risk Factors” section of this prospectus for a discussion of factors to consider carefully before deciding to invest in our common shares.

RISK FACTORS

An investment in our securities involves risks and uncertainties. You should carefully consider the risk factors incorporated by reference to our Quarterly Report on Form 10-Q filed on May 11, 2023, and all other information contained or incorporated by reference into this prospectus, as updated by our subsequent filings under the Exchange Act, and the risk factors and other information contained in any applicable prospectus supplement before making an investment decision. The risks described in these documents are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial also may impair our business operations. Past financial performance may not be a reliable indicator of future performance, and historical trends should not be used to anticipate results or trends in future periods. If any of these risks actually occurs, our business, financial condition, results of operations or cash flow could be materially adversely affected. This could cause the trading price of our securities to decline, resulting in a loss of all or part of your investment. Please also carefully read the section titled “Special Note Regarding Forward-Looking Statements.”

USE OF PROCEEDS

This prospectus relates to the potential resale from time to time of some of or all 4,784,689 common shares. The selling shareholders will receive all of the proceeds from any sale of such shares. We will not receive any proceeds from any sales of our common shares by the selling shareholders

We have agreed to bear the expenses in connection with the registration of the common shares to be offered by this prospectus by the selling shareholders other than any underwriting discounts and commissions relating to the sale of common shares.

DESCRIPTION OF SHARE CAPITAL

The following descriptions are summaries of the material terms of our articles of amendment to the articles of the corporation, as amended, and our general by-laws. We refer in this section to our articles of amendment to the articles of the corporation, as amended, as our articles, and we refer to our general by-laws as our by-laws.

General

Our authorized share capital consists of an unlimited number of common shares and an unlimited number of preferred shares, issuable in series, all of which preferred shares are undesignated.

As of June 14, 2023, we had 68,870,362 outstanding common shares and no outstanding preferred shares.

Common Shares

Voting

Holders of our common shares are entitled to one vote for each share held of record on all matters submitted to a vote of the shareholders, including the election of directors, and do not have cumulative voting rights. Accordingly, the holders of a majority of the common shares entitled to vote in any election of directors can elect all of the directors standing for election.

Dividends

Subject to preferences that may be applicable to any then outstanding preferred shares, the holders of common shares are entitled to receive dividends, if any, as may be declared from time to time by our board of directors out of legally available funds.

Liquidation

In the event of our liquidation, dissolution or winding up, holders of our common shares will be entitled to share ratably in the net assets legally available for distribution to shareholders after the payment of all of our debts and other liabilities, subject to the satisfaction of any liquidation preference granted to the holders of any outstanding preferred shares.

Rights and Preferences

Holders of our common shares have no preemptive, conversion or subscription rights, and there are no redemption or sinking fund provisions applicable to our common shares. The rights, preferences and privileges of the holders of our common shares are subject to, and may be adversely affected by, the rights of the holders of shares of any series of our preferred shares that we may designate and issue in the future.

Fully Paid and Nonassessable

All of our outstanding common shares are, and the common shares to be issued in this offering will be, fully paid and nonassessable.

Registration Rights

Registration Rights Agreement

We are party to a registration rights agreement, or the Registration Rights Agreement, with the Investors. Pursuant to the Registration Rights Agreement, we agreed to prepare and file a registration statement with the

Securities and Exchange Commission, or the SEC, within 45 calendar days after the closing of the May 2023 Private Placement for purposes of registering the resale of the PIPE Shares and any common shares as a dividend or other distribution with respect to the PIPE Shares. We agreed to use our commercially reasonable efforts to cause this registration statement to be declared effective by the SEC by the earlier of to occur of (i) the sixtieth (60th) calendar day following the filing of the registration statement (or, in the event the SEC reviews and has written comments to the registration statement, the ninetieth (90th) calendar day following the filing of the registration statement) and (ii) five (5) business days after the SEC informs us (whether in writing or orally) that no review of the registration statement will be made or that the SEC has no further comments on such registration statement.

Indemnification

The Registration Rights Agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify the Investors in the event of material misstatements or omissions in the registration statement attributable to us, and the Investors are obligated to indemnify us for material misstatements or omissions attributable to them.

Expenses

We have agreed to pay all expenses associated with the filing of each registration statement under the Registration Rights Agreement, including filing and printing fees, fees of our counsel, fees of the transfer agent, accounting fees and expenses, costs associated with clearing the registrable securities for sale under applicable state securities laws and listing fees, but excluding discounts, commissions, fees of underwriters, selling brokers, dealer managers or similar securities industry professionals with respect to the registrable securities being sold.

Amended and Restated Investors’ Rights Agreement

We and certain holders of our common shares have entered into an amended and restated investors’ rights agreement, or the investors’ rights agreement. The registration rights provisions of the investors’ rights agreement provide those holders with demand registration rights, short-form registration rights and piggyback registration rights. All fees, costs and expenses of underwritten registrations under the investors’ rights agreement will be borne by us and all selling expenses, including underwriting discounts and selling commissions, will be borne by the holders of the shares being registered.

Demand Registration Rights

Some holders of our common shares are entitled to demand registration rights. Under the terms of the investors’ rights agreement, we will be required, upon the written request of holders of at least a majority of the securities eligible for registration then outstanding, to file a form S-1 registration statement with respect to outstanding securities of such shareholders having an anticipated aggregate offering, net of related fees and expenses, of at least $5.0 million.

Short-Form Registration Rights

Pursuant to the investors’ rights agreement, if we are eligible to file a registration statement on Form S-3, upon the written request of shareholders holding at least a majority of the securities eligible for registration then outstanding we will be required to file a Form S-3 registration restatement with respect to outstanding securities of such shareholders having an anticipated aggregate offering, net of related fees and expenses, of at least $2.0 million. We are required to effect only two registrations in any 12-month period pursuant to this provision of the investors’ rights agreement. The right to have such shares registered on Form S-3 is further subject to other specified conditions and limitations.

Piggyback Registration Rights

Pursuant to the investors’ rights agreement, if we register any of our securities either for our own account or for the account of other security holders, the holders of our common shares are entitled to include their shares in the registration. Subject to certain exceptions contained in the investors’ rights agreement, we and the underwriters may limit the number of shares included in the underwritten offering to the number of shares which we and the underwriters determine in our sole discretion will not jeopardize the success of the offering.

Indemnification

Our investors’ rights agreement contains customary cross-indemnification provisions, under which we are obligated to indemnify holders of registrable securities in the event of material misstatements or omissions in the registration statement attributable to us, and they are obligated to indemnify us for material misstatements or omissions attributable to them.

Expiration of Registration Rights

The demand registration rights and short form registration rights granted under the investors’ rights agreement will terminate on the earlier of a fifth anniversary of the closing of our initial public offering, or IPO, a liquidation event or at such time after our IPO when the holders’ shares may be sold without restriction pursuant to Rule 144 within a three-month period.

Expenses

Ordinarily, other than underwriting discounts and commissions, we are generally required to pay all expenses incurred by us related to any registration effected pursuant to the exercise of these registration rights. These expenses may include all registration and filing fees, printing expenses, fees and disbursements of our counsel, reasonable fees and disbursements of a counsel for the selling shareholders and blue-sky fees and expenses.

Canadian Registration Rights

The investors’ rights agreement may also include substantially similar demand registration rights, short-form registration rights and piggyback registration rights and related provisions, with respect to distributions of our securities in Canada or otherwise subject to applicable Canadian laws.

Transfer Agent and Registrar

The transfer agent and registrar for our common shares is American Stock Transfer & Trust Company, LLC. The transfer agent and registrar’s address is 6201 15th Avenue, Brooklyn, New York 11219.

The Nasdaq Global Select Market

Our common shares are listed on the Nasdaq Global Select Market under the symbol “FUSN.”

Preferred Shares

Under the terms of our articles, and our by-laws, our board of directors have the authority, without further action by our shareholders, to issue preferred shares in one or more series, to establish from time to time the number of shares to be included in each such series, and to fix the rights, preferences and privileges of the shares of each wholly unissued series and any qualifications, limitations or restrictions thereon.

Our board of directors may authorize the issuance of preferred shares with voting or conversion rights that could adversely affect the voting power or other rights of the holders of our common shares. The purpose of authorizing our board of directors to issue preferred shares and determine the rights and preferences of such shares is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred shares, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, have the effect of delaying, deferring or preventing a change in control of us and may adversely affect the market price of our common shares and the voting and other rights of the holders of our common shares. It is not possible to state the actual effect of the issuance of any preferred shares on the rights of holders of common shares until the board of directors determines the specific rights attached to that preferred shares.

COMPARISON OF CANADIAN LAW AND DELAWARE LAW

We are governed by the Canada Business Corporations Act, or the CBCA. Significant differences between the CBCA and the Delaware General Corporate Law, or the DGCL, which governs companies incorporated in the State of Delaware, include the following:

Capital Structure

Delaware	Canada
Under the DGCL, the certificate of incorporation must set forth the total number of shares of stock which the corporation shall have authority to issue and the par value of each of such shares, or a statement that the shares are to be without par value.	Under the CBCA, the articles of incorporation may but are not required to set forth the maximum number of shares that the corporation is authorized to issue.

Dividends

Delaware	Canada
The DGCL generally provides that, subject to certain restrictions, the directors of a corporation may declare and pay dividends upon the shares of its capital stock either out of the corporation’s surplus or, if there is no such surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year. Further, the holders of preferred or special stock of any class or series may be entitled to receive dividends at such rates, on such conditions and at such times as stated in the certificate of incorporation.

Under the CBCA, dividends may be declared on the common shares at the discretion of the board of directors. Any dividends declared shall be subject to the rights, if any, of shareholders holding shares with special rights as to dividends.

Dividends may not be declared if there are reasonable grounds for believing that the corporation is, or would after the payment be, unable to pay its liabilities as they become due or the realizable value of the corporation’s assets would thereby be less than the aggregate of its liabilities and stated capital of all classes.

Number and Election of Directors

Delaware	Canada
Under the DGCL, the board of directors must consist of at least one person, and the number of directors is generally fixed by, or in the manner provided in, the by-laws of the corporation, unless the certificate of incorporation fixes the number of directors, in which case a change in the number of directors shall be made only by amendment of the certificate. The board of directors may be divided into three classes of directors, with one-third of each class subject to election by the shareholder each year after such classification becomes effective.

Under the CBCA, a distributing corporation, any of the issued securities of which remain outstanding and are held by more than one person, shall have no fewer than three directors, at least two of whom are not officers or employees of the corporation or its affiliates. The articles of incorporation will commonly set out the number of initial directors and, if applicable, the minimum and maximum number of directors of the corporation. The shareholders may amend the articles to increase or decrease the number of directors or the minimum or maximum number of directors.

Shareholders may elect directors to hold office for a term expiring not later than the third annual meeting of the shareholders following the election.

Removal of Directors

Delaware	Canada
Under the DGCL, any or all directors may be removed with or without cause by the holders of a majority of shares entitled to vote at an election of directors unless the certificate of incorporation otherwise provides or in certain other circumstances if the corporation has cumulative voting.	Under the CBCA, the shareholders of a corporation may by ordinary resolution remove any director or directors from office. If the holders of any class or series of shares of a corporation have an exclusive right to elect one or more directors, a director so elected may only be removed by an ordinary resolution at a meeting of the shareholders of that class or series.

Vacancies on the Board of Directors

Delaware	Canada
Under the DGCL, vacancies and newly created directorships resulting from an increase in the authorized number of directors, may be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director.

Under the CBCA, vacancies on the board may be filled by a quorum of directors, except a vacancy resulting from an increase in the number or the minimum or maximum number of directors or a failure to elect the number or minimum number of directors provided for in the articles.

If there is not a quorum of directors or if there has been a failure to elect the number or minimum number of directors provided for in the articles, the directors then in office shall forthwith call a special meeting of shareholders to fill the vacancy and, if they fail to call a meeting or if there are no directors then in office, the meeting may be called by any shareholder.

Qualifications of Directors

Delaware	Canada
Under the DGCL, directors are not required to be residents of Delaware or the United States. The certificate of incorporation or by-laws may prescribe other qualifications for directors.	Under the CBCA, at least 25% of directors of a CBCA corporation must be resident Canadians and where the number of directors is less than four, at least one director must be a resident Canadian. The articles of incorporation may prescribe other qualifications for directors.

Board of Director Quorum and Vote Requirements

Delaware	Canada
Under the DGCL, a majority of the total number of directors shall constitute a quorum for the transaction of business unless the certificate or by-laws require a greater number. The by-laws may lower the number required for a quorum to one-third the number of directors, but no less.	Under the CBCA, a majority of the number of directors or minimum number of directors required by the articles constitutes a quorum at any meeting of directors. Under the CBCA, directors may not transact business at a meeting of directors unless at least 25% of the directors present are resident Canadians or, if the corporation has less than 4 directors, at least one of the directors present is a resident Canadian, or, if a resident Canadian director who is unable to be present approves in writing, or by telephonic, electronic or other communication facility, the business transacted at the meeting, and the required number of resident Canadian directors would have been present had that director been present at the meeting.

Transactions with Directors and Officers

Delaware	Canada
The DGCL generally provides that no transaction between a corporation and one or more of its directors or officers, or between a corporation and any other corporation or other organization in which one or more of its directors or officers, are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the board or committee which authorizes the transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if (i) the material facts as to the director’s or officer’s interest and as to the transaction are known to the board of directors or the committee, and the board or committee in good faith authorizes the transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum (ii) the material facts as to the director’s or officer’s interest and as to the transaction are disclosed or are known to the shareholders entitled to vote thereon, and the transaction is specifically approved in good faith by vote of the shareholders; or (iii) the transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the board of directors, a committee or the shareholders.

Under the CBCA, a director or an officer of a corporation shall disclose to the corporation, in writing or by requesting to have it entered in the minutes of meetings of directors or of meetings of committees of directors, the nature and extent of any interest that he or she has in a material contract or material transaction, whether made or proposed, with the corporation, if the director or officer (i) is a party to the contract or transaction; (ii) is a director or an officer, or an individual acting in a similar capacity, of a party to the contract or transaction; or (iii) has a material interest in a party to the contract or transaction.

Under the CBCA, directors do not have to abstain from voting on matters related to director compensation, indemnity or insurance under the CBCA or which otherwise pertain to an affiliate.

Limitation on Liability of Directors

Delaware	Canada

The DGCL permits a corporation to include a provision in its certificate of incorporation eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for a breach of the director’s fiduciary duty as a director, except for liability:

•  for breach of the director’s duty of loyalty to the corporation or its shareholders;

No provision in a contract, the articles, the by-laws or a resolution may relieve a director or officer from the duty to act in accordance with the CBCA or the regulations or relieve him or her from liability for a breach thereof.

•  for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of the law;

•  under Section 174 of the DGCL, which concerns unlawful payment of dividends, stock purchases or redemptions; or

•  for any transaction from which the director derived an improper personal benefit.

Indemnification of Directors and Officers

Delaware	Canada

Under the DGCL, a corporation may indemnify any person who is made a party to any third-party action, suit or proceeding on account of being a director, officer, employee or agent of the corporation (or was serving at the request of the corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise) against expenses, including attorney’s fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with the action, suit or proceeding through, among other things, a majority vote of a quorum consisting of directors who were not parties to the suit or proceeding, if the person:

•  acted in good faith and in a manner he or she reasonably believed to be;

•  in or not opposed to the best interests of the corporation;

•  or, in some circumstances, at least not opposed to its best interests; and

•  in a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful.

The DGCL permits indemnification for derivative suits against expenses (including legal fees) if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and only if the person is not found liable, unless a court determines the person is fairly and reasonably entitled to the indemnification.

Under the CBCA, a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or another individual who acts or acted at the corporation’s request as a director or officer, or an individual acting in a similar capacity, of another entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the individual in respect of any civil, criminal, administrative, investigative or other proceeding in which the individual is involved because of that association with the corporation or other entity. A corporation may not indemnity an individual unless the individual:

•  acted honestly and in good faith with a view to the best interests of the corporation; and

•  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

The CBCA permits indemnification for derivative suits with the approval of the court, or if the individual was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, acted honestly and in good faith with a view to the best interests of the corporation; and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that the individual’s conduct was lawful.

Call and Notice of Shareholder Meetings

Delaware	Canada

Under the DGCL, an annual or special shareholder meeting is held on such date, at such time and at such place as may be designated by the board of directors or any other person authorized to call such meeting under the corporation’s certificate of incorporation or by-laws.

If an annual meeting for election of directors is not held on the date designated or an action by written consent to elect directors in lieu of an annual meeting has not been taken within 30 days after the date designated for the annual meeting, or if no date has been designated, for a period of 13 months after the later of the last annual meeting or the last action by written consent to elect directors in lieu of an annual meeting, the Delaware Court of Chancery may summarily order a meeting to be held upon the application of any shareholder or director.

Special meetings of the shareholders may be called by the board of directors or by such person or persons as may be authorized by the certificate of incorporation or by the by-laws.

Under the CBCA, the directors are required to call an annual meeting of shareholders not later than 18 months after the corporation comes into existence, and subsequently, not later than 15 months after holding the last preceding annual meeting (but not later than 6 months after the end of the corporation’s preceding fiscal year). The CBCA requires that a meeting of shareholders may be held anywhere in Canada as the by-laws or board of directors may determine. A meeting of shareholders may be held at a place outside Canada if the place is specified in the articles or all the shareholders entitled to vote at the meeting agree that the meeting is to be held at that place.

The directors may at any time call a special meeting of the shareholders. The holders of not less than five per cent of the issued and outstanding shares of a corporation that carry the right to vote at a meeting may requisition the directors to call a meeting of shareholders for the purposes stated in the requisition.

Shareholder Action by Written Consent

Delaware	Canada
Under the DGCL, a majority of the shareholders of a corporation may act by written consent without a meeting unless such action is prohibited by the corporation’s certificate of incorporation.	Under the CBCA, shareholders may act by written resolution signed by all the shareholders entitled to vote on that resolution at a meeting of shareholders.

Shareholder Nominations and Proposals

Delaware	Canada
Under the DGCL, the by-laws of a corporation may include provisions respecting the nomination of directors or proposals by shareholders, including requirements for advance notice to the corporation.

Under the CBCA, a registered holder or beneficial owner of shares that are entitled to be voted at an annual meeting of shareholders may submit to the corporation notice of any matter that the person proposes to raise at the meeting, or a proposal; however, the by-laws of a corporation may include requirements for advance notice to the corporation.

A proposal may include nominations for the election of directors if the proposal is signed by one or more holders of shares representing in the aggregate not less than five per cent of the issued and outstanding shares or five per cent of the issued and outstanding shares of a class of shares of the corporation entitled to vote at the meeting to which the proposal is to be presented, but this subsection does not preclude nominations made at a meeting of shareholders.

Shareholder Quorum and Vote Requirements

Delaware	Canada
Under the DGCL, quorum for a stock corporation is a majority of the shares entitled to vote at the meeting unless the certificate of incorporation or bylaws specify a different quorum, but in no event may a quorum be less than one-third of the shares entitled to vote. Unless the DGCL, certificate of incorporation or by-laws provide for a greater vote, generally the required vote under the DGCL is a majority of the shares present in person or represented by proxy, except for the election of directors which requires a plurality of the votes cast.

Unless the by-laws otherwise provide, under the CBCA the holders of a majority of the shares entitled to vote at the meeting, present in person or represented by proxy, constitute a quorum for a meeting of shareholders. Under our by-laws, the presence at a shareholder meeting, in person or represented by proxy, of at least two shareholders holding not less than 33 1/3% of the outstanding voting common shares shall constitute a quorum for the purpose of transacting business at the shareholder meeting.

Unless the CBCA, articles of incorporation or by-laws provide for a greater vote, generally the required vote under the CBCA is a majority of the votes cast by the shareholders who voted in respect of that resolution.

Amendment of Governing Instrument

Delaware	Canada

Amendment of Certificate of Incorporation. Generally, under the DGCL, the affirmative vote of the holders of a majority of the outstanding stock entitled to vote is required to approve a proposed amendment to the certificate of incorporation, following the adoption of the amendment by the board of directors of the corporation, provided that the certificate of incorporation may provide for a greater vote. Under the DGCL, holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the certificate of incorporation if the amendment would have certain consequences, including changes that adversely affect the rights and preferences of such class or series.

Amendment of By-laws. Under the DGCL, after a corporation has received any payment for any of its stock, the power to adopt, amend or repeal by-laws shall be vested in the shareholders entitled to vote; provided, however, that any corporation may, in its certificate of incorporation, provide that by-laws may

Amendment to Articles of Incorporation. Under the CBCA, either a director or a shareholder entitled to vote at an annual or special meeting of shareholders may make a proposal to amend the articles. A proposed amendment to the articles requires approval by special resolution of the shareholders. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

Under the CBCA, the holders of outstanding shares of a class or series are entitled to vote separately on an amendment to the articles of incorporation if the articles would have certain consequences, including increasing or decreasing the number of shares of such class, or changes that affect the rights and preferences of such class or series.

Amendment to By-Laws. Under the CBCA, a shareholder entitled to vote at an annual or special

be adopted, amended or repealed by the board of directors. The fact that such power has been conferred upon the board of directors shall not divest the shareholders of the power nor limit their power to adopt, amend or repeal the by-laws.	meeting of shareholders may make a proposal to make, amend or repeal a by-law. Unless the articles, by-laws or a unanimous shareholder agreement otherwise provide, the directors may, by resolution, make, amend or repeal any by-laws that regulate the business or affairs of the corporation. The directors shall then submit such by-law, or amendment or repeal of such by-law, to the shareholders at the next meeting of shareholders, and the shareholders may, confirm, reject or amend the by-law, amendment or repeal by ordinary resolution.

Votes on Mergers, Consolidations and Sales of Assets

Delaware	Canada
The DGCL provides that, unless otherwise provided in the certificate of incorporation or by-laws, the adoption of a merger agreement requires the approval of a majority of the outstanding stock of the corporation entitled to vote thereon.	Under the CBCA, the approval of an amalgamation agreement requires approval by special resolution. A special resolution is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on that resolution.

Dissenter’s Rights of Appraisal

Delaware	Canada
Under the DGCL, a shareholder of a Delaware corporation generally has the right to dissent from and request payment for the shareholders shares upon a merger or consolidation in which the Delaware corporation is participating, subject to specified procedural requirements, including that such dissenting shareholder does not vote in favor of the merger or consolidation. However, the DGCL does not confer appraisal rights, in certain circumstances, including if the dissenting shareholder owns shares traded on a national securities exchange and will receive publicly traded shares in the merger or consolidation. Under the DGCL, a shareholder asserting appraisal rights does not receive any payment for his or her shares until the court determines the fair value or the parties otherwise agree to a value. The costs of the proceeding may be determined by the court and assessed against the parties as the court deems equitable under the circumstances.

Under the CBCA, a shareholder may dissent from a transaction and obtain a right of appraisal when the corporation resolves to: (a) amend its articles to add, change or remove any provisions restricting or constraining the issue, transfer or ownership of shares of that class; (b) amend its articles to add, change or remove any restriction on the business or businesses that the corporation may carry on; (c) amalgamate with another corporation (other than a short form amalgamation); (d) be continued under the laws of another jurisdiction; (e) sell, lease or exchange all or substantially all its property or assets; or (f) carry out a going-private transaction or a squeezeout transaction. Further, the holders of a class or series of shares entitled to vote as a separate class on an amendment to the articles of incorporation may dissent from such amendment, and this right to dissent applies even if there is only one class of shares.

A shareholder asserting dissent rights is entitled, subject to specified procedural requirements, including objecting to the action giving rise to dissent rights and making a proper demand for payment, to be paid by the corporation the fair value of the shares in respect of which the shareholder dissents, determined as of the close of business on the day before the resolution was adopted or the order was made. Under the CBCA, if the shareholder and the corporation do not agree on the fair value for the shareholders shares, the corporation or the dissenting shareholder may apply to a court to fix a fair value for the shares. The court may in its discretion allow a reasonable rate of interest on the amount payable to each dissenting shareholder from the date the action approved by the resolution is effective until the date of payment.

Anti-Takeover and Ownership Provisions

Delaware	Canada
Unless an issuer opts out of the provisions of Section 203 of the DGCL, Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with a holder of 15% or more of the corporation’s voting stock (as defined in Section 203), referred to as an interested shareholder, for a period of three years after the date of the transaction in which the interested shareholder became an interested shareholder, except as otherwise provided in Section 203. For these purposes, the term “business combination” includes mergers, asset sales and other similar transactions with an interested shareholder.	The CBCA contains no restriction on adoption of a shareholder rights plan. The CBCA does not restrict related party transactions; however, in Canada, takeover bids and related party transactions are addressed in provincial securities legislation and policies.

Inspection of Books and Records

Delaware	Canada
Under the DGCL, any holder of record of stock or a person who is the beneficial owner of shares of such stock held either in a voting trust or by a nominee on behalf of such person may, upon written demand, inspect the corporation’s books and records during business hours for a proper purpose and may make copies and extracts therefrom.	Under the CBCA, shareholders and creditors of a corporation and their personal representatives may examine the records of the corporation during the usual business hours of the corporation, and may take extracts from those records, free of charge, and, if the corporation is a distributing corporation, any other person may do so upon payment of a reasonable fee.

Derivative Actions

Delaware	Canada
Under the DGCL, a shareholder may bring a derivative action on behalf of a corporation to	Under the CBCA, a “complainant”, which includes a current or former shareholder enforce the corporation’s rights if he or she was a shareholder at the time of the transaction which is the subject of the action. Additionally, under Delaware case law, a shareholder must have owned stock in the corporation continuously until and throughout the litigation to maintain a derivative action. Delaware law also requires that, before commencing a derivative action, a shareholder must make a demand on the directors of the corporation to assert the claim, unless such demand would be futile. A shareholder also may commence a class action suit on behalf of himself or herself and other similarly situated shareholders where the requirements for maintaining a class action have been met.

(including a beneficial shareholder), director or officer of a corporation or its affiliates (or former director or officer of the corporation or its affiliates) and any other person who, in the discretion of the court, is an appropriate person, may make an application to court to bring an action in the name and on behalf of a corporation or any of its subsidiaries, or intervene in an action to which any such body corporate is a party, for the purpose of prosecuting, defending or discontinuing the action on behalf of the body corporate (a derivative action).

No derivative action may be brought unless notice of the application has been given to the directors of the corporation or its subsidiary not less than fourteen days before bringing the application and the court is satisfied that (i) the complainant has given notice to the directors of the corporation or its subsidiary not less than fourteen days before bringing the application, or as otherwise ordered by the court, if the directors of the corporation or its subsidiary do not bring, diligently prosecute or defend or discontinue the action; (ii) the complainant is acting in good faith and (iii) it appears to be in the interests of the corporation or its subsidiary that the action be brought, prosecuted, defended or discontinued.

In connection with a derivative action, the court may make any order it thinks fit, including an order requiring the corporation or its subsidiary to pay reasonable legal fees and any other costs reasonably incurred by the complainant in connection with the action.

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES FOR U.S. HOLDERS

The following is a description of the material U.S. federal income tax consequences to “U.S. Holders”, as defined below, of owning and disposing of our common shares. It is not a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire securities. This discussion applies only to a U.S. Holder that is an initial purchaser of the common shares pursuant to the offering and that holds our common shares as a capital asset for tax purposes (generally, property held for investment), and does not address the effects of any U.S. federal tax laws other than U.S. federal income tax laws (such as estate and gift tax laws) or any state, local or non-U.S. tax laws. In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including state and local tax consequences, estate tax consequences, alternative minimum tax consequences, and tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies, and certain other financial institutions;

•	U.S. expatriates and certain former citizens or long-term residents of the United States;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•

persons holding common shares as part of a hedging transaction, “straddle,” wash sale, conversion transaction or integrated transaction or persons entering into a constructive sale with respect to common shares;

•	persons whose “functional currency” for U.S. federal income tax purposes is not the U.S. Dollar;

•	brokers, dealers or traders in securities, commodities or currencies;

•	tax-exempt entities or government organizations;

•	S corporations, partnerships, or other entities or arrangements classified as partnerships for U.S. federal income tax purposes;

•	regulated investment companies or real estate investment trusts;

•	persons who acquired our common shares pursuant to the exercise of any employee stock option or otherwise as compensation;

•	persons holding our common shares in connection with a trade or business, permanent establishment, or fixed base outside the United States; and

•	persons who own (directly or through attribution) 10% or more (by vote or value) of our outstanding common shares.

If an entity that is classified as a partnership for U.S. federal income tax purposes holds common shares, the U.S. federal income tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Partnerships holding common shares and partners in such partnerships are encouraged to consult their tax advisers as to the particular U.S. federal income tax consequences of holding and disposing of common shares.

This discussion is based on the Internal Revenue Code of 1986, as amended, or the Code, Treasury Regulations (whether final, temporary, or proposed), published rulings of the IRS, published administrative positions of the IRS, the Convention Between Canada and the United States of America with Respect to Taxes on Income and on Capital, signed September 26, 1980, as amended, or the Treaty, and U.S. court decisions that are applicable, and, in each case, as in effect and available, as of the date hereof. Any of the authorities on which this summary is based could be changed in material and adverse manner at any time, and any such change could be applied retroactively. This summary does not discuss the potential effects, whether adverse or beneficial, of any proposed legislation.

A “U.S. Holder” is a holder who, for U.S. federal income tax purposes, is a beneficial owner of common shares and is:

(i) An individual who is a citizen or resident of the United States;

(ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia;

(iii) an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

(iv) a tgrust if (1) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have authority to control all substantial decisions of the trust or (2) the trust has a valid election to be treated as a U.S. person under applicable U.S. Treasury Regulations.

PERSONS CONSIDERING AN INVESTMENT IN THE COMMON SHARES SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES APPLICABLE TO THEM RELATING TO THE ACQUISITION, OWNERSHIP AND DISPOSITION OF THE COMMON SHARES, INCLUDING THE APPLICABILITY OF U.S. FEDERAL, STATE, LOCAL AND NON-U.S. TAX LAWS, AND THE APPLICATION OF ANY TAX TREATIES.

Distributions on Common Shares

Subject to the discussion below under “PFIC rules”, a U.S. Holder that receives a distribution with respect to common shares will be required to include the amount of such distribution in gross income as a dividend (without reduction for any Canadian income tax withheld from such distribution) to the extent of our current and accumulated “earnings and profits,” as computed for U.S. federal income tax purposes. To the extent that a distribution exceeds our current and accumulated “earnings and profits,” such distribution will be treated first as a tax-free return of capital to the extent of a U.S. Holder’s tax basis in our common shares and thereafter as gain from the sale or exchange of such common shares. (See “Sale or other taxable disposition of common shares”, below). However, we may not maintain the calculations of our earnings and profits in accordance with U.S. federal income tax principles, and accordingly each U.S. Holder should assume that any distribution by us with respect to our common shares will constitute dividend income. The dividends will not be eligible for the dividends received deduction generally allowed to U.S. corporations. Subject to applicable limitations, and provided we are eligible for the benefits of the Treaty, dividends paid by us to non-corporate U.S. Holders, including individuals, generally will be eligible for the preferential tax rates applicable to dividends, provided certain holding period and other conditions are satisfied, including that we not be classified as a passive foreign investment company, or PFIC, in the taxable year of distribution or in the preceding taxable year. For any taxable year in which we are a PFIC, any dividends we pay will not be eligible for the preferential tax rate applicable to “qualified dividend income” received by individuals and certain other non-corporate U.S. Holders. The dividend rules are complex, and each U.S. Holder should consult its own tax advisors regarding the application of such rules.

Sale or Other Taxable Disposition of Common Shares

Subject to the discussion below under “PFIC rules”, upon the sale or other taxable disposition of our common shares, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the U.S. dollar value of cash received plus the fair market value of any property received and such U.S. Holder’s tax basis in such common shares sold or otherwise disposed of. A U.S. Holder’s tax basis in our common shares generally will be such holder’s U.S. dollar cost for such common shares (adjusted for gains or losses previously recognized in connection with the rules applicable to PFICs, to the extent applicable, discussed below). Gain or loss recognized on such sale or other disposition generally will be long-term capital gain or loss if, at the time of the sale or other disposition, our common shares have been held for more than one year. Preferential tax rates currently apply to long-term capital gain of a U.S. Holder that is an individual, estate, or trust. There are currently no preferential tax rates for long-term capital gain of a U.S. Holder that is a corporation. Deductions for capital losses are subject to significant limitations under the Code.

PFIC Rules

PFIC Status

For our taxable year ended December 31, 2022, we believe we may be classified as a PFIC, however it is uncertain whether we will be a PFIC for our taxable year ending December 31, 2023 or future taxable years. We cannot provide any assurances regarding our PFIC status for any past, current or future taxable years. If we are a PFIC for any year during a U.S. Holder’s holding period, a U.S. Holder may be subject to adverse U.S. federal income tax consequences as a result of the acquisition, ownership and disposition of our common shares. The determination of whether any corporation is, was, or will be, a PFIC for a taxable year depends, in part, on the application of complex U.S. federal income tax rules, which are subject to differing interpretations. In addition, whether any corporation will be a PFIC for any taxable year depends on the assets and income of such corporation over the course of each such taxable year and, as a result, cannot be predicted with certainty as of the date hereof. Accordingly, there can be no assurance that the IRS will not challenge any determination made by us (or any subsidiary) concerning its PFIC status. Each U.S. Holder should consult its tax advisors regarding our PFIC status and the PFIC status of our subsidiaries.

In any year in which we are classified as a PFIC, a U.S. Holder will be required to file an annual report with the IRS containing such information as Treasury Regulations and/or other IRS guidance may require. In addition to penalties, a failure to satisfy such reporting requirements may result in an extension of the time period during which the IRS can assess a tax. U.S. Holders should consult their own tax advisors regarding the requirements of filing such information returns under these rules, including the requirement to file an IRS Form 8621 annually.

We generally will be a PFIC if, for a taxable year, (a) 75% or more of our gross income is passive income, or the “income test”, or (b) 50% or more of the value of our assets either produce passive income or are held for the production of passive income, based on the quarterly average of the fair market value of such assets, or the “asset test”. For purposes of the PFIC income test and asset test described above, if we own, directly or indirectly, 25% or more of the total value of the outstanding shares of another corporation, we will be treated as if we (a) held a proportionate share of the assets of such other corporation and (b) received directly a proportionate share of the income of such other corporation.

Under certain attribution rules, if we are a PFIC, U.S. Holders will generally be deemed to own their proportionate share of our direct or indirect equity interest in any Subsidiary PFIC and will generally be subject to U.S. federal income tax on their proportionate share of (a) any “excess distributions,” as described below, on the stock of a Subsidiary PFIC and (b) a disposition or deemed disposition of the stock of a Subsidiary PFIC by us or another Subsidiary PFIC, both as if such U.S. Holders directly held the shares of such Subsidiary PFIC. In addition, U.S. Holders may be subject to U.S. federal income tax on any indirect gain realized on the stock of a Subsidiary PFIC on the sale or disposition of our common shares. Accordingly, U.S. Holders should be aware that they could be subject to tax under the PFIC rules even if no distributions are received and no redemptions or other dispositions of our common shares are made.

Default PFIC Rules under Section 1291 of the Code

If we are a PFIC for any taxable year during which a U.S. Holder owns our common shares, the U.S. federal income tax consequences to such U.S. Holder of the acquisition, ownership, and disposition of such shares will depend on whether and when such U.S. Holder makes an election to treat us and each Subsidiary PFIC, if any, as a “qualified electing fund” or “QEF” under Section 1295 of the Code, or QEF Election, or makes a mark-to-market election with respect to our common shares under Section 1296 of the Code, or Mark-to-Market Election. A U.S. Holder that does not make either a QEF Election or a Mark-to-Market Election will be referred to in this summary as a “Non-Electing U.S. Holder.”

A Non-Electing U.S. Holder will be subject to the rules of Section 1291 of the Code (described below) with respect to (a) any gain recognized on the sale or other taxable disposition of our common shares and (b) any

“excess distribution” received on our common shares. A distribution generally will be an “excess distribution” to the extent that such distribution (together with all other distributions received in the current taxable year) exceeds 125% of the average distributions received during the three preceding taxable years (or during a U.S. Holder’s holding period for our common shares, if shorter).

Under Section 1291 of the Code, any gain recognized on the sale or other taxable disposition of our common shares (including an indirect disposition of the stock of any Subsidiary PFIC), and any “excess distribution” received on our common shares or received with respect to the stock of a Subsidiary PFIC, must be ratably allocated to each day in a Non-Electing U.S. Holder’s holding period for the respective common shares. The amount of any such gain or excess distribution allocated to the taxable year of disposition or distribution of the excess distribution and to years before the entity became a PFIC, if any, would be taxed as ordinary income (and not eligible for certain preferred rates). The amounts allocated to any other taxable year would be subject to U.S. federal income tax at the highest tax rate applicable to ordinary income in each such year, and an interest charge would be imposed on the tax liability for each such year, calculated as if such tax liability had been due in each such year. A Non-Electing U.S. Holder that is not a corporation must generally treat any such interest paid as “personal interest,” which is generally not deductible.

If we are a PFIC for any taxable year during which a Non-Electing U.S. Holder holds our common shares, we will continue to be treated as a PFIC with respect to such Non-Electing U.S. Holder, regardless of whether we cease to be a PFIC in one or more subsequent taxable years. A Non-Electing U.S. Holder may be able to terminate this deemed PFIC status by electing to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed herein), but not loss, as if such common shares were sold on the last day of the last taxable year for which we were a PFIC.

QEF Election

A U.S. Holder that makes a timely and effective QEF Election for the first taxable year in which such U.S. Holder’s holding period of our common shares begins generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to its common shares. A U.S. Holder that makes a timely and effective QEF Election will be subject to U.S. federal income tax on such U.S. Holder’s pro rata share of (a) our net capital gain, which will be taxed as long-term capital gain to such U.S. Holder, and (b) our ordinary earnings, which will be taxed as ordinary income to such U.S. Holder. Generally, “net capital gain” is the excess of (a) net long-term capital gain over (b) net short-term capital loss, and “ordinary earnings” are the excess of (a) “earnings and profits” over (b) net capital gain. A U.S. Holder that makes a QEF Election will be subject to U.S. federal income tax on such amounts for each taxable year in which we are a PFIC, regardless of whether such amounts are actually distributed to such U.S. Holder by us. However, for any taxable year in which we are a PFIC and have no net income or gain, U.S. Holders that have made a QEF Election would not have any income inclusions as a result of the QEF Election. If a U.S. Holder that made a QEF Election has an income inclusion, such a U.S. Holder may, subject to certain limitations, elect to defer payment of current U.S. federal income tax on such amounts, subject to an interest charge. If such U.S. Holder is not a corporation, any such interest paid will generally be treated as “personal interest,” which is generally not deductible.

A U.S. Holder that makes a timely and effective QEF Election with respect to us generally (a) would receive any distributions from us tax free to the extent that such distribution represents our “earnings and profits” or “net capital gain” that were previously included in income by the U.S. Holder because of such QEF Election and (b) would adjust its tax basis in our common shares to reflect the amount included in income and/or received as a tax-free distribution because of such QEF Election. In addition, a U.S. Holder that makes a QEF Election generally will recognize capital gain or loss on the sale or other taxable disposition of our common shares. The procedure for making a QEF Election, and the U.S. federal income tax consequences of making a QEF Election, will depend on whether such QEF Election is “timely”. A QEF Election will be treated as timely if such QEF Election is made for the first year in the U.S. Holder’s holding period for our common shares in which we were a PFIC. A U.S. Holder generally may make a timely QEF Election by filing the appropriate QEF Election documents at the time such U.S. Holder files a U.S. federal income tax return for such year. If a U.S. Holder does not make a timely and effective QEF Election for the first year in the U.S. Holder’s holding period for our common shares, the U.S. Holder may still be able to make a timely and effective QEF Election in a subsequent year if such U.S. Holder meets certain requirements and makes a “purging” election to recognize gain (which will be taxed under the rules of Section 1291 of the Code discussed above) as if such common shares were sold for their fair market value on the day the QEF Election is effective. If a U.S. Holder makes a QEF Election but does not make a “purging” election to recognize gain, as discussed in the preceding sentence, then such U.S. Holder shall continue to be subject to tax under the rules of Section 1291 discussed above. If a U.S. Holder owns PFIC stock indirectly through another PFIC, separate QEF Elections must be made for the PFIC in which the U.S. Holder is a direct shareholder and any Subsidiary PFIC for the QEF rules to apply to all PFICs.

A QEF Election will apply to the taxable year for which such QEF Election is timely made and to all subsequent taxable years, unless such QEF Election is invalidated or terminated or the IRS consents to revocation of such QEF Election. If a U.S. Holder makes a QEF Election and, in a subsequent taxable year, we cease to be a PFIC, the QEF Election will remain in effect (although it will not be applicable) during those taxable years in which we are not a PFIC. Accordingly, if we become a PFIC in another subsequent taxable year, the QEF Election will be effective and the U.S. Holder will be subject to the QEF rules described above during any subsequent taxable year in which we qualify as a PFIC.

We will determine our PFIC status at the end of each taxable year and will satisfy any applicable record keeping and reporting requirements that apply to a QEF, including providing to you, for each taxable year that we determine we are or, in our reasonable determination, may be a PFIC (in which case we will also determine the PFIC status of each of our subsidiaries), a PFIC Annual Information Statement containing information necessary for you to make a QEF Election with respect to us and any Subsidiary PFICs in which we own a controlling interest. In addition, we intend to provide to you such a PFIC Annual Information Statement with respect to any Subsidiary PFIC in which we do not own a controlling interest. We may elect to provide such information on our website. We can provide no assurances that we will provide all necessary information for you to make a QEF Election with respect to any Subsidiary PFIC in which we do not own a controlling interest. Because we may own shares in one or more Subsidiary PFICs at any time, U.S. Holders will continue to be subject to the rules discussed above with respect to the taxation of gains and excess distributions with respect to any Subsidiary PFIC for which the U.S. Holders do not obtain the required information.

Each U.S. Holder should consult its tax advisors regarding the availability of, and procedure for making, a QEF Election with respect to us and any Subsidiary PFIC.

A U.S. Holder makes a QEF Election by attaching a completed IRS Form 8621, including a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return. However, if we do not provide the required information with regard to us or any of our Subsidiary PFICs, U.S. Holders will not be able to make a QEF Election for such entity and will continue to be subject to the rules of Section 1291 of the Code, discussed above, that apply to Non-Electing U.S. Holders with respect to the taxation of gains and excess distributions.

Mark-to-Market Election

A U.S. Holder may make a Mark-to-Market Election with respect to our common shares only if our common shares are marketable stock. Our common shares generally will be “marketable stock” if our common shares are regularly traded on (a) a national securities exchange that is registered with the SEC, (b) the national market system established pursuant to section 11A of the Exchange Act, or (c) a foreign securities exchange that is regulated or supervised by a governmental authority of the country in which the market is located, provided that (i) such foreign exchange has trading volume, listing, financial disclosure, and surveillance requirements, and meets other requirements and the laws of the country in which such foreign exchange is located, together with the rules of such foreign exchange, ensure that such requirements are actually enforced and (ii) the rules of such foreign exchange effectively promote active trading of listed stocks. If such stock is traded on such a qualified exchange or other market, such stock generally will be “regularly traded” for any calendar year during which such stock is traded, other than in de minimis quantities, on at least 15 days during each calendar quarter. We expect that following the closing of this offering, our common shares will be “regularly traded” on the Nasdaq in the second calendar quarter of 2023. However, there can be no assurance that our common shares will be “regularly traded” in subsequent calendar quarters. U.S. Holders should consult their own tax advisors regarding the marketable stock rules.

A U.S. Holder that makes a Mark-to-Market Election with respect to its common shares generally will not be subject to the rules of Section 1291 of the Code discussed above with respect to such common shares. However, if a U.S. Holder does not make a Mark-to-Market Election beginning in the first taxable year of such U.S. Holder’s holding period for our common shares for which we are a PFIC and if such U.S. Holder has not made a timely QEF Election, the rules of Section 1291 of the Code discussed above will apply to certain dispositions of, and distributions on, our common shares.

A U.S. Holder that makes a Mark-to-Market Election will include in ordinary income, for each taxable year in which we are a PFIC, an amount equal to the excess, if any, of (a) the fair market value of our common shares, as of the close of such taxable year over (b) such U.S. Holder’s adjusted tax basis in such common shares. A U.S. Holder that makes a Mark-to-Market Election will be allowed a deduction in an amount equal to the excess, if any, of (a) such U.S. Holder’s adjusted tax basis in our common shares, over (b) the fair market value of such common shares (but only to the extent of the net amount of previously included income as a result of the Mark-to-Market Election for prior taxable years).

A U.S. Holder that makes a Mark-to-Market Election generally also will adjust such U.S. Holder’s tax basis in our common shares to reflect the amount included in gross income or allowed as a deduction because of such Mark-to-Market Election. In addition, upon a sale or other taxable disposition of our common shares, a U.S. Holder that makes a Mark-to-Market Election will recognize ordinary income or ordinary loss (not to exceed the excess, if any, of (a) the amount included in ordinary income because of such Mark-to-Market Election for prior taxable years over (b) the amount allowed as a deduction because of such Mark-to-Market Election for prior taxable years). Losses that exceed this limitation are subject to the rules generally applicable to losses provided in the Code and Treasury Regulations.

A U.S. Holder makes a Mark-to-Market Election by attaching a completed IRS Form 8621 to a timely filed United States federal income tax return. A Mark-to-Market Election applies to the taxable year in which such Mark-to-Market Election is made and to each subsequent taxable year, unless our common shares cease to be “marketable stock” or the IRS consents to revocation of such election. Each U.S. Holder should consult its own tax advisors regarding the availability of, and procedure for making, a Mark-to-Market Election.

Although a U.S. Holder may be eligible to make a Mark-to-Market Election with respect to our common shares, no such election may be made with respect to the stock of any Subsidiary PFIC that a U.S. Holder is treated as owning, because such stock is not marketable. Hence, the Mark-to-Market Election will not be effective to avoid the application of the default rules of Section 1291 of the Code described above with respect to deemed dispositions of Subsidiary PFIC stock or excess distributions from a Subsidiary PFIC.

Other PFIC Rules

Certain additional adverse rules may apply with respect to a U.S. Holder if we are a PFIC, regardless of whether such U.S. Holder makes a QEF Election. For example, under Section 1298(b)(6) of the Code, a U.S. Holder that uses our common shares as security for a loan will, except as may be provided in Treasury Regulations, be treated as having made a taxable disposition of such shares. Special rules also apply to the amount of foreign tax credit that a U.S. Holder may claim on a distribution from a PFIC. Subject to such special rules, foreign taxes paid with respect to any distribution in respect of stock in a PFIC are generally eligible for the foreign tax credit. The rules relating to distributions by a PFIC and their eligibility for the foreign tax credit are complicated, and a U.S. Holder should consult with its own tax advisors regarding the availability of the foreign tax credit with respect to distributions by a PFIC.

The PFIC rules are complex, and each U.S. Holder should consult its own tax advisors regarding the PFIC rules and how the PFIC rules may affect the U.S. federal income tax consequences of the acquisition, ownership, and disposition of our common shares.

Additional Considerations

Additional Tax on Passive Income

Certain U.S. Holders that are individuals, estates or trusts (other than trusts that are exempt from tax) will be subject to a 3.8% tax on all or a portion of their “net investment income,” which may include dividend income and net gains from the disposition of our common shares. Further, excess distributions treated as dividends, gains treated as excess distributions, and Mark-to-Market inclusions and deductions may all be included in the calculation of net investment income. U.S. Holders that are individuals, estates or trusts should consult their own tax advisors regarding the applicability of this tax to any of their income or gains in respect of our common shares.

Receipt of Foreign Currency

The amount of any distribution paid to a U.S. Holder in foreign currency, or on the sale, exchange or other taxable disposition of our common shares generally will be equal to the U.S. dollar value of such foreign currency based on the exchange rate applicable on the date of receipt (regardless of whether such foreign currency is converted into U.S. dollars at that time). A U.S. Holder will have a basis in the foreign currency equal to its U.S. dollar value on the date of receipt. Any U.S. Holder who converts or otherwise disposes of the foreign currency after the date of receipt may have a foreign currency exchange gain or loss that would be treated as ordinary income or loss, and generally will be U.S. source income or loss for foreign tax credit purposes. Different rules apply to U.S. Holders who use the accrual method. Each U.S. Holder should consult its U.S. tax advisors regarding the U.S. federal income tax consequences of receiving, owning, and disposing of foreign currency.

Foreign Tax Credit

Subject to the PFIC rules discussed above, a U.S. Holder generally may claim the amount of Canadian withholding tax withheld either as a deduction from gross income or as a credit against U.S. federal income tax liability. Generally, a credit will reduce a U.S. Holder’s U.S. federal income tax liability on a dollar-for-dollar basis, whereas a deduction will reduce a U.S. Holder’s income that is subject to U.S. federal income tax. This election is made on a year-by-year basis and applies to all foreign taxes paid (whether directly or through withholding) by a U.S. Holder during a year.

Complex limitations apply to the foreign tax credit, including the general limitation that the credit cannot exceed the proportionate share of a U.S. Holder’s U.S. federal income tax liability that such U.S. Holder’s “foreign source” taxable income bears to such U.S. Holder’s worldwide taxable income. In applying this limitation, a U.S. Holder’s various items of income and deduction must be classified, under complex rules, as either “foreign source” or “U.S. source.” Generally, dividends paid by a foreign corporation should be treated as foreign source for this purpose, and gains recognized on the sale of stock of a foreign corporation by a U.S. Holder should be treated as U.S. source for this purpose, except as otherwise provided in an applicable income tax treaty, and if an election is properly made under the Code. However, the amount of a distribution that is treated as a “dividend” may be lower for U.S. federal income tax purposes than it is for Canadian federal income tax purposes, resulting in a reduced foreign tax credit allowance to a U.S. Holder. In addition, this limitation is calculated separately with respect to specific categories of income. The foreign tax credit rules are complex, and each U.S. Holder should consult its U.S. tax advisors regarding the foreign tax credit rules.

Backup Withholding and Information Reporting

Under U.S. federal income tax law, certain categories of U.S. Holders must file information returns with respect to their investment in, or involvement in, a foreign corporation. For example, U.S. return disclosure obligations (and related penalties) are imposed on individuals who are U.S. Holders that hold certain specified foreign financial assets in excess of certain thresholds. The definition of specified foreign financial assets includes not only financial accounts maintained in foreign financial institutions, but also, unless held in accounts maintained by a financial institution, any stock or security issued by a non-U.S. person, any financial instrument or contract held for investment that has an issuer or counterparty other than a U.S. person and any interest in a foreign entity. U.S. Holders may be subject to these reporting requirements unless their common shares are held in an account at certain financial institutions. Penalties for failure to file certain of these information returns are substantial. U.S. Holders should consult with their own tax advisors regarding the requirements of filing information returns, including the requirement to file an IRS Form 8938.

Payments made within the U.S., or by a U.S. payor or U.S. middleman, of dividends on, and proceeds arising from the sale or other taxable disposition of, our common shares will generally be subject to information reporting and backup withholding tax, at the rate of 24%, if a U.S. Holder (a) fails to furnish such U.S. Holder’s correct U.S. taxpayer identification number (generally on IRS Form W-9), (b) furnishes an incorrect U.S. taxpayer identification number, (c) is notified by the IRS that such U.S. Holder has previously failed to properly report items subject to backup withholding tax, or (d) fails to certify, under penalty of perjury, that such U.S. Holder has furnished its correct U.S. taxpayer identification number and that the IRS has not notified such U.S. Holder that it is subject to backup withholding tax. However, certain exempt persons generally are excluded from these information reporting and backup withholding rules. Backup withholding is not an additional tax. Any amounts withheld under the U.S. backup withholding tax rules will be allowed as a credit against a U.S. Holder’s U.S. federal income tax liability, if any, or will be refunded, if such U.S. Holder furnishes required information to the IRS in a timely manner.

The discussion of reporting requirements set forth above is not intended to constitute a complete description of all reporting requirements that may apply to a U.S. Holder. A failure to satisfy certain reporting requirements may result in an extension of the time period during which the IRS can assess a tax, and, under certain circumstances, such an extension may apply to assessments of amounts unrelated to any unsatisfied reporting requirement. Each U.S. Holder should consult its own tax advisors regarding the information reporting and backup withholding rules.

THE FOREGOING DISCUSSION DOES NOT COVER ALL U.S. TAX MATTERS THAT MAY BE IMPORTANT TO U.S. HOLDERS. PROSPECTIVE U.S. HOLDERS ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS REGARDING THE FEDERAL, STATE, LOCAL, NON-U.S. AND OTHER TAX CONSEQUENCES TO THEM OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF OUR COMMON SHARES IN LIGHT OF THEIR PARTICULAR CIRCUMSTANCE.

SELLING SHAREHOLDERS

This prospectus covers the resale or other disposition from time to time of some or all of 4,784,689 common shares, or the PIPE Shares, which were issued to the selling shareholders. The information presented regarding the selling shareholders is based, in part, on information the selling shareholders provided to us specifically for use in this prospectus. The selling shareholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.” We may supplement this prospectus from time to time in the future to update or change the selling shareholders list and the number of PIPE Shares that may be offered and sold by the selling shareholders. The registration for resale of the PIPE Shares does not necessarily mean that the selling shareholders will sell all or any of these shares. In addition, the selling shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, PIPE Shares in transactions exempt from the registration requirements of the Securities Act, after the date on which it provided the information set forth in the table below.

On May 10, 2023, we entered into the Purchase Agreement, with the Investors, pursuant to which we agreed to sell an aggregate of 4,784,689 PIPE Shares at a purchase price equal to $4.18 per share. This prospectus covers the resale or other disposition by the selling shareholders or their transferees of up to the total number of PIPE Shares issued to the selling shareholders pursuant to the Purchase Agreement. Throughout this prospectus, when we refer to the selling shareholders, we are referring to the Investors named in this prospectus as the selling shareholders and, as applicable, any donees, pledgees, assignees, transferees or other successors-in-interest selling the PIPE Shares received after the date of this prospectus from the selling shareholders as a gift, pledge, or other non-sale related transfer.

Beneficial ownership for the purposes of the table below is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Unless otherwise indicated below, to our knowledge, the persons and entities named in the tables have sole voting and sole investment power with respect to all securities that they beneficially own, subject to community property laws where applicable.

The following table sets forth, as of the date of this prospectus, the names of each selling shareholder, the aggregate number of common shares beneficially owned thereby, the aggregate number of PIPE Shares that the selling shareholders may offer pursuant to this prospectus and the number of common shares beneficially owned by the selling shareholders after the sale of the PIPE Shares offered hereby. Because the selling shareholders are not obligated to sell the PIPE Shares, we cannot estimate the amount of common shares that the selling shareholders will hold upon consummation of any such sales. For purposes of the following table, we have assumed the sale of all PIPE Shares that may be offered for sale pursuant to this prospectus. Percentage of beneficial ownership is based on 68,870,362 common shares outstanding as of June 14, 2023. Pursuant to Rule 416 under the Securities Act, the prospectus also covers any additional common shares that may become issuable in connection with the PIPE Shares by reason of a share dividend, share split or similar transaction.

	Number of Shares Beneficially Owned Before the Offering		Number of Shares that May Be Offered Hereby(2)	Shares Beneficially Owned After the Offering
Name and Address of Selling Shareholders	Number	Percentage		Number	Percentage
Entities Affiliated with Federated Hermes Inc.(1)	10,633,789	15.4%	4,784,689	5,849,100	8.5%

(1)

Consists of: (a) 5,330,000 common shares owned by Federated Hermes Kaufmann Fund (the “Fund”), a portfolio of Federated Hermes Equity Funds, an investment company registered under the Investment Company Act of 1940; (b) 4,945,600 common shares owned by Federated Hermes Kaufmann Small Cap

Fund (the “Small Cap Fund”), a portfolio of Federated Hermes Equity Funds, an investment company registered under the Investment Company Act of 1940; (c) 158,189 common shares owned by Federated Hermes Kaufmann Fund II (the “Fund II”), a portfolio of Federated Hermes Insurance Series, an investment company registered under the Investment Company Act of 1940; (d) 100,000 common shares owned by Federated Hermes International Small-Mid Company Fund (“Small-Mid Fund”), a portfolio of Federated Hermes World Investment Series, Inc., an investment company registered under the Investment Company Act of 1940 and (e) 100,000 common shares owned by Federated Hermes Prudent Bear Fund (“Prudent Bear Fund”), a portfolio of Federated Hermes Equity Funds, an investment company registered under the Investment Company Act of 1940. The Fund, Small Cap Fund and Fund II are managed by Federated Equity Management Company of Pennsylvania and subadvised by Federated Global Investment Management Corp. The Small-Mid Fund is advised by Federated Global Investment Management Corp. and Prudent Bear Fund is advised by Federated Equity Management Company of Pennsylvania. Both of Federated Equity Management Company of Pennsylvania and Federated Global Investment Management Corp. are wholly-owned subsidiaries of FII Holdings, Inc., which is a wholly-owned subsidiary of Federated Hermes, Inc. (the “Parent”). All of the Parent’s outstanding voting stock is held in the Voting Shares Irrevocable Trust for which Thomas R. Donahue, Ann C. Donahue and J. Christopher Donahue act as trustees (collectively, the “Trustees”). The Parent’s subsidiaries have the power to direct the vote and disposition of the securities held by the Fund, Small Cap Fund, Fund II, Small-Mid Fund and Prudent Bear Fund. The principal business address of Parent is 1001 Liberty Avenue, Pittsburgh, PA 15222-3779. The principal business address of the Trustees, the Fund, Small Cap Fund, Fund II, Small-Mid Fund and Prudent Bear Fund is 4000 Ericsson Drive, Warrendale, PA 15086-7561.
(2)	No other common shares, including, without limitation, common shares acquired in the open market, are being offered under this prospectus.

PLAN OF DISTRIBUTION

The selling shareholders, which as used herein includes donees, pledgees, transferees or other successors-in-interest selling common shares or interests in common shares received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their common shares or interests in common shares on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices.

The selling shareholders may use any one or more of the following methods when disposing of shares or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	short sales effected after the date the registration statement of which this prospectus is a part is declared effective by the SEC;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	broker-dealers may agree with the selling shareholders to sell a specified number of such shares at a stipulated price per share;

•	a combination of any such methods of sale; and

•	any other method permitted by applicable law.

The selling shareholders may, from time to time, pledge or grant a security interest in some or all of the common shares owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the common shares, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling shareholders to include the pledgee, transferee or other successors in interest as selling shareholders under this prospectus. The selling shareholders also may transfer the common shares in other circumstances, in which case the transferees, pledgees, donees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

In connection with the sale of our common shares or interests therein, the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the common shares in the course of hedging the positions they assume. The selling shareholders may also sell our common shares short and deliver these securities to close out their short positions, or loan or pledge the common shares to broker-dealers that in turn may sell these securities. The selling shareholders may also enter into option or other transactions with broker-dealers or other financial institutions or the creation of one or more derivative securities which require the delivery to such broker-dealer or other financial institution of shares offered by this prospectus, which shares such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The aggregate proceeds to the selling shareholders from the sale of the common shares offered by them will be the purchase price of the common shares less discounts or commissions, if any. Each of the selling shareholders reserves the right to accept and, together with their agents from time to time, to reject, in whole or in part, any proposed purchase of common shares to be made directly or through agents. We will not receive any of the proceeds from this offering.

The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act, if available.

The selling shareholders and any underwriters, broker-dealers or agents that participate in the sale of the common shares or interests therein may be “underwriters” within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Selling shareholders who are “underwriters” within the meaning of Section 2(11) of the Securities Act will be subject to the prospectus delivery requirements of the Securities Act.

To the extent required, our common shares to be sold, the names of the selling shareholders, the respective purchase prices and public offering prices, the names of any agents, dealer or underwriter, and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement that includes this prospectus.

In order to comply with the securities laws of some states, if applicable, the common shares may be sold in these jurisdictions only through registered or licensed brokers or dealers.

We have advised the selling shareholders that the anti-manipulation rules of Regulation M under the Exchange Act may apply to sales of shares in the market and to the activities of the selling shareholders and their affiliates. In addition, to the extent applicable, we will make copies of this prospectus (as it may be supplemented or amended from time to time) available to the selling shareholders for the purpose of satisfying the prospectus delivery requirements of the Securities Act. The selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act.

We have agreed to indemnify the selling shareholders against liabilities, including liabilities under the Securities Act and state securities laws, relating to the registration of the shares offered by this prospectus.

We have agreed with the selling shareholders to use commercially reasonable efforts to cause the registration statement of which this prospectus constitutes a part effective and to remain continuously effective until the earlier of (1) such time as all of the shares covered by this prospectus have been disposed of pursuant to and in accordance with such registration statement or (2) the date on which all of the shares may be sold without restriction pursuant to Rule 144 of the Securities Act.

LEGAL MATTERS

The validity of the common shares being offered by this prospectus has been passed upon for us by Osler, Hoskin & Harcourt LLP, Toronto, Ontario, Canada.

EXPERTS

The financial statements incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2022 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy and information statements and other information about issuers, such as us, who file electronically with the SEC. The address of that website is www.sec.gov.

Our website is www.fusionpharma.com. The information on our website, however, is not, and should not be deemed to be, a part of this prospectus.

This prospectus and any prospectus supplement are part of a registration statement that we filed with the SEC and do not contain all of the information in the registration statement. The full registration statement may be obtained from the SEC or us, as provided below. Other documents establishing the terms of the offered securities are or may be filed as exhibits to the registration statement or documents incorporated by reference in the registration statement. Statements in this prospectus or any prospectus supplement about these documents are summaries and each statement is qualified in all respects by reference to the document to which it refers. You should refer to the actual documents for a more complete description of the relevant matters. You may inspect a copy of the registration statement through the SEC’s website, as provided above.

INCORPORATION OF INFORMATION BY REFERENCE

The SEC’s rules allow us to “incorporate by reference” information into this prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this prospectus, and subsequent information that we file with the SEC will automatically update and supersede that information. Any statement contained in this prospectus or a previously filed document incorporated by reference will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or a subsequently filed document incorporated by reference modifies or replaces that statement.

This prospectus and any accompanying prospectus supplement incorporate by reference the documents set forth below that have previously been filed with the SEC:

•	Our Annual Report on Form 10-K for the year ended December 31, 2022 filed with the SEC on March 16, 2023;

•	the information in our Definitive Proxy Statement filed on April 27, 2023, to the extent incorporated by reference in our Annual Report on Form 10-K for the year ended December 31, 2022;

•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2023 filed with the SEC on May 11, 2023;

•	Our Current Reports on Form 8-K filed on February 13, 2023, and May 11, 2023 and Form 8-K/A filed on February 14, 2023; and

•

The description of our common shares in our Registration Statement on Form 8-A (No. 001-39344) filed with the SEC on June 23, 2020, and including any other amendments or reports filed for the purpose of updating such description;

These documents may also be accessed on our website at www.fusionpharma.com. Except as otherwise specifically incorporated by reference in this prospectus, information contained in, or accessible through, our website is not a part of this prospectus.

All reports and other documents we subsequently file pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of this offering, including all such documents we may file with the SEC after the date of the initial registration statement and prior to the effectiveness of the registration statement, but excluding any information furnished to, rather than filed with, the SEC, will also be incorporated by reference into this prospectus and deemed to be part of this prospectus from the date of the filing of such reports and documents.

You may request a free copy of any of the documents incorporated by reference in this prospectus by writing or telephoning us at the following address:

Fusion Pharmaceuticals Inc.

270 Longwood Road South

Hamilton, Ontario, Canada L8P 0A6

Attention: Investor Relations

(289) 799-0891

Exhibits to the filings will not be sent, however, unless those exhibits have specifically been incorporated by reference in this prospectus or any accompanying prospectus supplement.

4,784,689 Common Shares

PROSPECTUS

                    , 2023

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution

The following is an estimate of the expenses (all of which are to be paid by the registrant) that we may incur in connection with the securities being registered hereby.

SEC registration fee	$2,478.18
Legal fees and expenses	50,000
Accounting fees and expenses	25,000
Printing and miscellaneous expenses	6,000
Total	$83,478.18

Item 15. Indemnification of Directors and Officers

Under the CBCA and our by-laws, we may (or must, in the case of our by-laws) indemnify our current or former directors and officers or any other individuals who act or have acted at our request as a director or officer of a related entity, against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by such individual in respect of any civil, criminal, administrative, investigative or other proceeding in which such individual is involved because of his or her association with us or a related entity. The CBCA also provides that we may also make an advance payment to such individual for costs, charges and expenses reasonably incurred in connection with such a proceeding, provided, however, that such individual shall repay such payment if he or she does not fulfill the conditions described below. The CBCA also provides that we may, with the approval of the court, indemnify the individual or make an advance payment in respect of certain derivative actions by or on behalf of us or the other entity to procure a judgement in our or its favor.

Indemnification is prohibited under the CBCA unless the individual:

•

acted honestly and in good faith with a view to our best interests, or in the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at our request; and

•	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the individual had reasonable grounds for believing that his or her conduct was lawful.

The CBCA also provides that the individual is entitled to indemnification from us in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of any civil, criminal, administrative, investigative or other proceeding to which the individual is subject because of his or her association with us or a related entity if the individual (i) was not judged by the court or other competent authority to have committed any fault or omitted to do anything that the individual ought to have done, and (ii) fulfils the conditions described above.

The CBCA and our by-laws authorize us to purchase and maintain insurance for the benefit of each of our current or former directors or officers and other agents and each person who acts or acted at our request as a director, officer or other agents or an individual acting in a similar capacity, of another entity.

In addition, we have entered, or intend to enter, into separate indemnity agreements with each of our directors and officers pursuant to which we agree to indemnify and hold harmless our directors and officers against any and all liability, loss, damage, cost or expense in accordance with the terms and conditions of the CBCA and our by-laws.

Item 16. Exhibits

(a) Exhibits

Exhibit Index

Exhibit Number	Description

3.1	Articles of Amendment to the Articles of the Company (filed as Exhibit 3.2 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on June 22, 2020 (File No. 333-238968) and incorporated by reference herein).

3.2	General By-Laws of the Company (filed as Exhibit 3.5 to the Company’s Registration Statement on Form S-1/A, filed with the SEC on June 22, 2020 (File No. 333-238968) and incorporated by reference herein).

4.1	Amended and Restated Investors’ Rights Agreement among the Registrant and certain of its shareholders, dated March 25, 2019 (filed as Exhibit 4.1 to the Company’s Registration Statement on Form S-1, filed with the SEC on June 5, 2020 (File No. 333-238968) and incorporated by reference herein).

4.2	Registration Rights Agreement by and among the Registrant and certain of its shareholders, dated May 10, 2023 (filed as Exhibit 10.2 to the Company’s Current Report on Form 8-K filed on May 11, 2023 (File No. 001-39344) and incorporated by reference herein).

5.1*	Opinion of Osler, Hoskin & Harcourt LLP.

23.1*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

23.2*	Consent of Osler, Hoskin & Harcourt LLP (included in Exhibit 5.1).

24.1*	Power of Attorney (included on the signature page).

107*	Filing Fee Table.

*	Filed herewith.

Item 17. Undertakings

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that subparagraphs (1)(i), (1)(ii), and (1)(iii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for the purpose of determining liability under the Securities Act to any purchaser:

(i) Each prospectus filed by the Registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii) Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Hamilton, in the province of Ontario, Canada, on June 16, 2023.

FUSION PHARMACEUTICALS INC.

By:	/s/ John Valliant
John Valliant Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints John Valliant, John Crowley and Maria Stahl, or each one of them individually, as the undersigned’s true and lawful attorney-in-fact and agents, with full power of substitution and resubstitution for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments, exhibits thereto, and other documents in connection therewith to this Registration Statement and any later registration statement filed by the registrant under Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement) and to file the same with exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that each of said attorney-in-fact and agent, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ John Valliant, Ph.D. John Valliant, Ph.D.	Chief Executive Officer and Director (Principal Executive Officer)	June 16, 2023

/s/ John Crowley John Crowley	Chief Financial Officer (Principal Financial Officer)	June 16, 2023

/s/ Barbara Duncan Barbara Duncan	Chairperson and Director	June 16, 2023

/s/ Donald Bergstrom, M.D., Ph.D. Donald Bergstrom, M.D., Ph.D.	Director	June 16, 2023

/s/ Pablo Cagnoni, M.D. Pablo Cagnoni, M.D.	Director	June 16, 2023

/s/ Johan Christenson, M.D., Ph.D. Johan Christenson, M.D., Ph.D.	Director	June 16, 2023

/s/ Steven Gannon Steven Gannon	Director	June 16, 2023

/s/ Chau Q. Khuong Chau Q. Khuong	Director	June 16, 2023

/s/ Philina Lee, Ph.D, Philina Lee, Ph.D.	Director	June 16, 2023

/s/ Heather Preston, M.D. Heather Preston, M.D.	Director	June 16, 2023